EXHIBIT 10.8

Hosted Platform License & Services Agreement

This Hosted Platform License & Services Agreement (“Agreement”) is entered into and made effective as of August 1, 2012 (“Effective Date”) between Payventures Tech LLC, a Florida limited liability company, having a principal place of business at 750 Park of Commerce Blvd., Suite 310, Boca Raton, FL 33487 (“PVTech” or “we” or “us”) and 800 Commerce Inc., a Florida corporation, having a principal place of business at (“you” or “your” or “Agency”). PVTech agrees to provide you the Services (as defined below) subject to the following terms and conditions:

1.           Services.   PVTech will provide you with access to certain of its hosted ecommerce and processing platform products  (“Products”) as well as applicable related services and support (“Services”) as are more particularly described in Exhibit A attached hereto, which identifies functionality, features, options and fees related to the Products and Services you have elected to receive.  To assist us in the delivery of the Products and Services, you agree to provide us with certain information requested by us relating to your organization.  Any and all software or hardware specified in Exhibit A and provided under this Agreement as part of the Products are deemed delivered F.O.B. origin.

2. License to Intellectual Property/Promotion.

a) PVTech shall retain all right, title and interest in and to its Products and any underlying software, patents, copyrights, trademarks, database right, service marks, logos and trade names worldwide (“Intellectual Property”) subject to the limited license provided by this Agreement.  You shall use the Intellectual Property only as expressly permitted by this Agreement, and shall not alter the Intellectual Property in any way, or act or permit action in any way that would impair PVTech’s rights in its Intellectual Property. You acknowledge that your use of the Intellectual Property shall not create in you or any other person any right, title or interest in or to such Intellectual Property.  Any goodwill accruing from the use of the Intellectual Property shall inure solely to the benefit of PVTech.

b) PVTech hereby grants to you a limited, non-exclusive, non-transferable license (i) to use the Products and Services solely in accordance with PVTech’s specifications, and (ii) to display, reproduce, distribute and transmit in digital form PVTech’s name and logo in connection with promotion of the Products and/or Services as communicated to you by PVTech.   You hereby grant to PVTech a limited non-transferable, worldwide license to use, display, reproduce, distribute, modify and transmit in digital or printed form information provided by you relating to your organization, including your organization’s name, trademarks, service marks and logo, in connection with the implementation and promotion of the Services and the promotion of your organization.  You will make reasonable efforts to promote and encourage adoption of the Products and Services, including displaying PVTech’s name and logo in any websites, newsletters, forms or mailings provided by you to prospective participants.

c) You agree to promote PVTech as the preferred and exclusive provider of the Products and Services for your organization.  You shall display PVTech’s name and logo in any newsletters, marketing materials, forms, mailings and websites provided by you to prospective Participants.

3. Information Security.

(a) PVTech may collect certain information, including names, addresses, credit card information and other information required by you and for the delivery of the Products and Services, from you or your customers.  Such information shall be stored on a secure remote server.  In accordance with applicable laws and regulations, PVTech will make available such information to you from our servers or other reasonable means upon request. You will be responsible for protecting the privacy and security of any information that you retrieve from our servers and shall prevent any unauthorized or illegal use or dissemination of such information.  All information collected by PVTech shall be jointly owned by PVTech and you.

(b) PVTech's use of the collected information shall further include the right to: (i) use the information in an aggregated form for purposes of  analysis of PVTech's products and services; and (ii) distribute the information for use by PVTech’s contracted third parties and vendors that provide additional products and services that are required to be delivered under this Agreement or as are requested by you or your clients.

4. Privacy.

(a) Each party shall comply with all applicable laws, regulations and guidelines governing online privacy, including PVTech’s privacy policy as published on its website, in fulfilling its obligations hereunder and in collecting and using personal information about users of the hosted website.

(b) In this section, "User Data" is defined as 'personal data' (as that term is defined in the Data Protection Act 1998) of you or your clients.

(c) Each Party will: (i) obtain and maintain all appropriate registrations and consents under the Data Protection Act 1998 in order to allow that party to perform its obligations under this Agreement; (ii) process User Data in accordance with the Data Protection Act 1998; and (iii) use its reasonable efforts to make sure that no act or omission by it, its employees, contractors or agents results in a breach of the obligations of either party under the Data Protection Act 1998.

(d) Where PVTech acts as a 'Data Processor' (as defined in the Data Protection Act 1998) of User Data, PVTech will: (i) ensure that the User Data is kept confidential and reasonably secure in accordance with this Agreement; (ii) only process User Data for the purposes of performing its obligations under this Agreement and in accordance with the terms of this Agreement, subject to PVTech's rights under section 3 of this Agreement; and (iii) ensure that the User Data is not disclosed to any unauthorised third parties. (e) You will ensure that you obtain all necessary consents from the relevant individuals before transferring User Data to PVTech.

(1)

5. Fees.

a)     The license to use the PVTech Products and Services is provided in exchange for a monthly license fee, as set forth on Exhibit A. All fees due to PVTech as consideration for its Products and Services are non-refundable.  PVTech also has the right to charge fees owed to it by you if your organization is not meeting its agreed volume commitments throughout each year and may collect those funds via invoice, or directly by netting them from any account balance you maintain with PVTech.   All fees and prices listed on Exhibit A are in U.S. dollars unless otherwise specified. The prices listed are for the current version of the Products and Services.

b)    Products and Services prices may change for any new Products and Services as well as significant upgrades and updates that are not deemed by PVTech as supported version enhancements.

c)    Unless you provide PVTech with a valid and applicable exemption certificate for your Agency, you will be solely responsible for, and will pay, any and all use, excise, sales or privilege taxes, duties, value added taxes, fees, assessments or similar liabilities however denominated chargeable by a governmental authority as a result of any service or deliverable provided under this Agreement, exclusive of taxes on PVTech’s net income.

d)    In the event you are entering into this Agreement and seeking the Products or Services for the benefit of a third-party (“Third Party Beneficiary”), you agree that you shall indemnify us for any claims, loss or expenses (including legal fees) brought by the Third Party Beneficiary that relate to or arise from your negligence, wrongdoing or lack of authority to act on behalf of such third party.

6. Support and Service Fees.

Applicable support, training and professional services fees are more specifically described in Exhibit A.  All Fees set forth in this Agreement and in Exhibit A that are not included in the monthly license fee will be due from you within 30 days of invoice date.  Any Fees rendered later than this deadline shall accrue interest at the annual rate of 18% per annum.  In the event of delay in paying a Fee, you shall reimburse PVTech for any legal fees incurred by PVTech in its collection efforts.

7. Disclaimer of Warranty/Limitation of Liability.

(A) PVTech EXPRESSLY DISCLAIMS ANY WARRANTY THAT THE USE OF ITS PRODUCTS OR SERVICES WILL BE UNINTERRUPTED OR ERROR FREE OR THAT THE SPECIFICATIONS WILL MEET YOUR REQUIREMENTS.  SUBJECT TO CLAUSES 7(C) AND 9, ALL PRODUCTS AND SERVICES OF PVTech ARE PROVIDED TO YOU ON AN “AS-IS” BASIS WITHOUT WARRANTIES, REPRESENTATIONS, CONDITIONS OR OTHER TERMS OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF SATISFACTORY QUALITY, MERCHANTABILITY, CONFORMANCE WITH DESCRIPTION OR FITNESS FOR A PARTICULAR PURPOSE.   SUBJECT TO CLAUSE 7(C) PVTech SHALL NOT BE LIABLE (IN CONTRACT, TORT INCLUDING NEGLIGENCE, MISREPRESENTATION OR OTHERWISE) FOR (I) INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, OR (II) LOST PROFIT DAMAGES.

(B) SUBJECT TO CLAUSE 7(C), PVTech’S TOTAL LIABILITY (IN CONTRACT, TORT INCLUDING NEGLIGENCE, MISREPRESENTATION OR OTHERWISE) FOR ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT IS LIMITED TO:

(I) THE AMOUNT OF MONTHLY RETAINERS PAID BY YOU AS CONSIDERATION FOR THE PRODUCTS AND SERVICES DURING THE SIX MONTHS PRECEDING THE LAST INCIDENT GIVING RISE TO THE LIABILITY; OR

(II) IF THE AMOUNT REFERRED TO IN (I) CANNOT BE CALCULATED ACCURATELY AT THE TIME THE RELEVANT LIABILITY IS TO BE ASSESSED, OR IF IT IS LESS THAN $10,000, TO $10,000.

(C) NEITHER PARTY'S LIABILITY IS EXCLUDED OR LIMITED BY THIS AGREEMENT, NOTWITHSTANDING ANY OTHER TERM OF THIS AGREEMENT TO THE CONTRARY:

(I)     FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE OR THAT OF ITS SERVANTS OR AGENTS;

(II)   FOR FRAUDULENT MISREPRESENTATION; OR

(III) IN RELATION TO ANY IMPLIED TERM AS TO TITLE OR QUIET ENJOYMENT IN RELATION TO ANY GOODS SUPPLIED UNDER THIS AGREEMENT,.

8. Term and Termination.

Unless expressly provided to the contrary in Exhibit A attached hereto, the term of this Agreement shall be for 1 year, with automatic renewals for 1 year terms thereafter (each a “Renewal Term”) until either party gives written notice to terminate this Agreement no less than 3 calendar months prior to the commencement of a Renewal Term.  Either party may terminate this Agreement:  (a) upon a material breach by the other party if such breach is not cured within thirty (30) days following written notice to the breaching party; or (b) where the other party is subject to a filed bankruptcy petition or formal insolvency proceeding that is not dismissed within thirty (30) days.

(2)

9. Representations and Warranties.

Each party represents and warrants that it has the necessary and full right, power, authority and capability to enter into this Agreement and to perform its obligations hereunder; that it owns or controls the rights granted or licensed to the other party herein; that the execution and performance of its obligations under this Agreement will not violate any known rights of any third party, any contractual commitments or any applicable federal, state and local law or regulation; and that to its knowledge the marks, logos and intellectual property licensed to the other party herein do not violate the proprietary rights of a third party.  PVTech’s sole obligation and liability hereunder with respect to any failure of the Products will be to use reasonable efforts to remedy any falure which is reported to PVTech in writing by Agency.

10. Exclusivity.

PVTech will be the sole and exclusive provider of products providing substantially similar functionality to the Products and of services substantially similar to the Services for the term of this Agreement.  You further grant PVTech a right of first refusal to match or better any offer of similar products or services as provided by PVTech hereunder and if PVTech elects to exercise such option, you agree to procure such products or services from PVTech.

11. Indemnification.

PVTech agrees to indemnify you against all damages and costs (including reasonable legal fees) finally awarded against you (or finally settled upon) and arising from any claim brought against you by a third party alleging that the Product(s) directly infringe(s) any patent, copyright, trademark or other intellectual property right or misappropriates any trade secret.   If any claim that PVTech is obligated to defend has occurred or, in PVTech's opinion, is likely to occur, PVTech may, at its option and expense either (1) obtain for you the right to continue to use the applicable Product(s), (2) replace or modify the Product(s) so it becomes non-infringing, without materially adversely affecting the Product’s specified functionality, or (3) refund a pro-rata portion of the fees paid by you based on your lost use and terminate this Agreement. PVTech’s indemnification obligations hereunder are conditioned upon (A) prompt written notice by you of the existence of a claim, suit, action or proceeding (each a "Claim"); (B) sole control over the defense or settlement of such claim by PVTech; (C) the provision of assistance by you at PVTech’s request to the extent reasonably necessary for the defense of such claim; and (D) Agency not admitting liability or otherwise prejudicing the defense of the claim.

12. Dispute Resolution.

The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement by negotiation between executives who have authority to settle the dispute.  Any party may give the other party written notice of any dispute not resolved in the normal course of business.  Within ten (10) business days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include (i) a statement of each party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive.  Within five (5) business days after delivery of the disputing party’s notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All reasonable requests for information made by one party to the other will be honored.  The foregoing procedure shall not apply to either party’s attempt to obtain provisional equitable relief in the form of an injunction or specific performance.

13. Notice.

Any notice relating to this Agreement shall be in writing, shall be deemed given when actually delivered or refused, and shall be sent by nationally recognized prepaid overnight courier providing proof of delivery or refusal, to the following addresses:

IF TO LICENSOR: IF TO LICENSEE:

800 Commerce Inc. Payventures Tech, LLC

Attn: B. Michael Friedman Attn: Michael G. Park

477 South Rosemary Avenue, Suite 203 750 Park of Commerce Blvd., Suite 310

West Palm Beach, FL 33401 Boca Raton, Fl 33487

(3)

14. Relationship:

Nothing herein contained shall be construed to imply a joint venture, partnership or principal-agent relationship between Licensor and Licensee, and neither party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as otherwise specifically agreed to in writing.

15. Applicable Law and Venue.

This Agreement shall be governed by the law of the State of Florida, without reference to its conflicts of law principles. The U.N. Convention on Contracts for the International Sale of Goods shall not apply. This Agreement, including the Exhibits hereto, shall be construed without the aid of any canon or rule of law requiring interpretation against the party drafting or causing the drafting of an Agreement or the portions of an Agreement in question, it being agreed that all parties hereto have participated in the preparation of this Agreement. Each Party agrees that venue for any action under or related to this Agreement shall be in the state or federal courts located in Palm Beach County, Florida, and the Parties each waive any claim that same is an inconvenient forum. The Party prevailing in any action under or related to this Agreement shall be entitled, in addition to such other relief as may be granted, to recover from non-prevailing Party its reasonable attorneys' fees and costs (at all tribunals and levels, including on appeal, in mediation or bankruptcy, and pre-trial or post trial), including those associated with establishing such entitlement and the amount thereof. A Party shall not be liable to the other Party for any special, consequential, punitive, or derivative damages, including loss of business, profits or goodwill, even if advised of the likelihood of such damages. THE PARTIES EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

16. Counterparts.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the Parties hereto may execute this Agreement by signing any such counterpart. Signatures on this Agreement transmitted by facsimile or electronic means shall be deemed valid.

17. Miscellaneous.

This Agreement is non-assignable without the consent of the other party, except that PVTech may without consent assign: (i) its rights to receive payments; or (ii) the Agreement in connection with any sale of or any other transaction involving the transfer of more than fifty percent of its voting securities or assets.  Sections 2, 7, 9, 11, 12, 13, 14, 15 and 17 of this Agreement shall survive any termination or expiration of this Agreement.  If one or more of the provisions of this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained in this Agreement.  Neither this Agreement nor any attachment may be modified or amended except by the mutual written agreement of the parties.  No waiver of any provision of this Agreement or any attachment shall be effective unless it is in writing and signed by the party against which it is sought to be enforced.  Neither party will be deemed to be in default hereunder, or will be liable to the other, for failure to perform any of its obligations under this Agreement for any period and to the extent that such failure results from any event or circumstance beyond that party’s reasonable control, including acts or omissions of the other party or third parties, natural disasters, riots, war, civil disorder, court orders, acts or regulations of governmental bodies, labor disputes or failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment or lines, or other equipment failure. This Agreement contains the entire understanding of the parties regarding the subject matter, and can only be modified by a subsequent written agreement executed by both parties.

(4)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Payventures LLC	800 Commerce Inc.

By: Michael G. Park	By: B. Michael Friedman
Name: Michael G. Park	Name: B. Michael Friedman
Title: CEO	Title: CEO

(5)

EXHIBIT A

Product: PVTech payment and billing gateway platform.

Monthly License Fee: $2,500.00

(due at the beginning of each month, regardless of transaction volume)

Transaction Fees: $0.07 per transaction

Minimum Transaction Fees: $2,500.00 per month, commencing in month 7.

Support, Training and Professional Services Fees: Billed per instance at PVTech’s then standard hourly rates.